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                                                                   EXHIBIT 10.11

            [UTI Supplemental Executive Retirement Pension Program]


[UTI LOGO]
             COLLEGEVILLE, PENNSYLVANIA 19426-0992, U.S.A. o PHONE: 215/539-0700



                                  CONFIDENTIAL

                                                                December 1, 1990

         As a result of UTI Corporation's reorganization as an "S" Corporation, the responsibility for providing your supplemental retirement benefits has been transferred to UTI Corporation (the "Company"). This letter sets forth the supplemental retirement benefits that the Company will provide to you in consideration of your past and continued service and supersedes any previous letter you may have received concerning supplemental retirement benefits. Except for the specific offsets described in this letter, the benefits described below are in addition to all other employment-related benefits to which you are entitled by reason of your service to the Company. In consideration of such service, the Company agrees as follows:

         1. Amount of Supplemental Pension. Subject to the adjustments and conditions set forth below, if you meet the requirements of Paragraph 2, 3, or 4, you will receive a monthly pension equal to:

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              (a) the product of:

                  (i) your benefit objective percentage (as defined in
              subparagraph 9(e)), divided by thirty,

                  (ii) your average compensation (as defined in subparagraph
              9(a)), and

                  (iii) the number of Benefit Years you have completed under all
              UTI Pension Plans (as defined in subparagraph 9(d)), up to a maximum of thirty Benefit Years;

reduced by

              (b) the sum of:

                  (i) 100% of your primary insurance amount (as defined in
              subparagraph 9(b)); (Social Security)

                  (ii) the annuity value (as defined in subparagraph

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              9(c)) of your account, if any, under the UTI Corporation Profit
              Sharing Plan, the UTI Corporation 401(K) Plan, and any and all other qualified defined contribution or benefit plans to which the Company or any affiliated corporation contributes or has contributed on your behalf; and

                  (iii) the monthly benefit available to you as a single life annuity, beginning at age sixty-five or, if later, the age at which you retire, under any and all UTI Pension Plans as determined as of the date of your separation from service;

provided that, if your average compensation increases to a level within a higher average compensation bracket (under paragraph 9(e)) then the bracket applicable to you at any earlier date after the date hereof, the amount determined under Paragraph 1(a) shall be at least as great as the amount that would have been determined under Paragraph 1(a) if your average compensation were equal to the highest average compensation in such previously applicable bracket and you had the same number of Benefit Years to your credit that you had as of the date on which you advanced to such higher bracket.

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         2. Normal Retirement.  If you remain in the continuous service of the
Company or an affiliated corporation until you reach age sixty-five, the Company will pay you a supplemental pension in the amount described in paragraph 1. The pension will begin on the first day of the month coincident with or next following your sixty-fifth birthday and will terminate with the payment on the first day of the month in which your death occurs.

         3. Postponed Retirement. If you continue with the Company or an affiliated corporation beyond age sixty-five, your pension under this letter will be determined as of the date you retire, and will begin as of the first day of the month coincident with or next following the month in which you retire. No adjustment will be made to reflect any decrease in your compensation, or in the actuarial value of your benefit as a result of employment beyond age seventy.

         4. Early Retirement. If you leave the Company and affiliated corporations after you have attained age fifty-five and completed ten or more Vesting Years (as defined in the UTI Pension Plan in which you are an active participant at the time of your separation from service), you will be entitled to an early retirement benefit that begins on the first day of any month you select between the date of your retirement and the first day of the month coincident with or next following your sixty-fifth birthday.

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The amount of pension payable under this paragraph shall be the amount determined under Paragraph 1; provided that, if payments begin before you reach age sixty-five, the amount determined above will be reduced by 5% for each year by which the starting date precedes the first day of the month coincident with or next following your sixty-fifth birthday.

         5. Disability Retirement. If you leave the Company and affiliated corporations because of a total and permanent disability (as defined in the UTI Corporation Profit Sharing Plan), you will be treated as remaining in service for purposes of this letter until the earliest of your recovery from total and permanent disability, your death, or such time as you notify the Company that you wish to be treated as having retired. You will then receive under this letter a benefit determined under paragraph 2, 3, or 4, depending on your age at the time service credits under this paragraph cease; provided, of course, that if you return to service immediately upon recovery from your disability, you will be treated for purposes of this letter as if you had never left.

         6. Pre-retirement Death Benefit. If you die after having met the requirements of paragraph 2 or 4 of this letter or having been credited with ten or more Vesting Years (as defined in the UTI Pension Plan in which you were an active participant at the time of your death or last separation from service), but before having received any benefits under this letter, a death benefit under this letter will be paid to your

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surviving spouse if you leave one. The amount payable to your surviving spouse will be equal to the amount your spouse would have received if you had had a separation from service on the day before the earlier of the date of your death or the date of your last separation from service with the Company or any affiliated corporation, had survived to the later of your sixty-fifth birthday or the date of your death, and had then elected to receive your benefit under this letter in the form of a joint and survivor annuity as provided in paragraph
7. Payment of this benefit will begin to your spouse on the date the spouse's death benefit begins under the UTI Pension Plan in which you last were an active participant, provided that, if such payment begins prior to the date on which you would have attained age sixty-five, the amount of the benefit will be actuarially reduced using the same actuarial assumptions used to determine optional forms of benefit under the UTI Pension Plan in which you last were an active participant.

         7. Joint and Survivor Option. If you are married when payments under this letter begin, you will receive your benefit in the form of a 50% joint and survivor annuity, with your spouse as contingent beneficiary. The terms of the joint and survivor annuity (including actuarial reduction) are those applicable under the UTI Pension Plan in which you last were an active participant, but you do not need to receive your benefits under that plan in that form in order so to receive it under this letter. You may elect to waive the joint and survivor annuity under
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this letter and receive benefits over your lifetime alone as described in paragraphs 2, 3, and 4, or to receive your benefits in a single sum payment that is actuarially equivalent to the benefits that would be paid under a joint and survivor annuity under the same actuarial assumptions that apply to single sum payments under the UTI Pension Plan in which you last were an active participant. However, the waiver of the joint and survivor annuity under this letter is subject to the same procedural requirements (including spousal consent) as the waiver of the joint and survivor annuity under the UTI Pension Plan in which you were last an active participant.

         8. Forfeiture for Cause. The foregoing paragraphs notwithstanding, if your separation from service is for good cause, including but not limited to dishonesty, intentional damage to the property of the Company or any affiliated corporation, disclosure of confidential information (including trade secrets), or insubordination, or if you accept employment with or render services to a competitor of the Company or any affiliated corporation that has a place of business within a 40 mile radius of the Company or any affiliated corporation, you will forfeit all future benefit payments described above.

         9. Definitions. The following definitions apply to paragraphs 1 through 8:

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December 1, 1990

              (a) "Average Compensation" means one-sixtieth of the total taxable compensation that you receive from the Company, as an Employee or otherwise, as reported on your W-2 form and other federal income tax forms for the five consecutive calendar years of service to the Company or any affiliated corporation that yield the highest result, disregarding years that end more than ten years before your separation from service. During a period of total and permanent disability, your earnings for each year shall be your base salary for the year in which your total disability begins.

              (b) "Primary Insurance Amount" means:

                  (i) if you separate from service at or after age sixty-five, the actual monthly amount of Social Security benefit for which your are eligible when benefit payments hereunder begin; or

                  (ii) if you separate from service before age sixty-five, the monthly amount of Social Security benefit that would be payable to you at age sixty-five, determined under the law as in effect at the time of your separation from service, but without regard to

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              cost-of-living increases occurring after your separation from service and on the assumption that you will have no wages for Social Security purposes after your separation from service.

              (c) "Annuity Value" means, with respect to your account under any defined contribution plan, the monthly amount of single life annuity, beginning at age sixty-five, that could be purchased with the fair market value of that account as of the valuation last preceding the first payment under this letter or such plan, whichever occurs first. For this purpose, amounts contributed by you and any earnings thereon shall be disregarded and the interest and mortality assumptions used to determine optional benefits under the UTI Pension Plan in which you last were an active participant shall apply; provided that the annuity value of your account under the UTI Corporation 401(K) Plan will be determined as if the Company had contributed 2% of your base pay for each year in which matching contributions are made, with earnings determined at the annual rate paid on the guaranteed investment fund of the 401(K) Plan for each year.

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              (d) "UTI Pension Plan" means any defined benefit pension plan maintained currently or previously by the Company or any direct or indirect subsidiary, thereof.

              (e) "Benefit Objective Percentage" means a percentage determined in accordance with the following schedule:

                     Average                     Benefit Objective
              Compensation Bracket                   Percentage
              --------------------               -----------------

               Less than $15,000                         75%
                $15,000 - 22,500                         70
                 22,500 - 30,000                         70
                 30,000 - 45,000                         65
                 45,000 - 67,500                         55
                More than 67,500                         50


         This letter does not limit the right of the Company or any affiliated corporation to discontinue your employment. The letter is binding on the Company, its successors and assigns. If you leave the Company to work for an affiliated corporation, the Company may assign its obligations under this letter to such affiliate. The Company may "fund" the benefits hereunder, but any such fund shall be the property of the Company and your rights hereunder are those of a general creditor.
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         If you agree to the terms of this letter, please sign below. By accepting the terms of this letter, you agree to cooperate in obtaining any necessary Social Security estimates and to provide such medical evidence as may be necessary to support a finding of total and permanent disability.


                                        Very truly yours,